STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Blue Sky Group Holdings, INC,

•	Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is The Company Corporation

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares (number of authorized shares) with a par value of $0.01 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name	The Company Corporation
Mailing Address	2711 Centerville Road, Suite 400
	Wilmington, DE	Zip Code 19808

•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 23rd day of September, A.D. 2016.

The Company Corporation, Incorporator

BY:	/s/Margaret Rosado
(Incorporator)

NAME:	Margaret Rosado, Assistant Secretary
(type or print)

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:07 PM 09/26/2016
FILED 03:07 PM 09/26/2016
SR 20165942245 - File Number 6164568